 Exhibit 2.3

AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of July 27, 2015 (the “Execution Date”), is made by and among Takumi Machinery Co., Ltd. (“Seller”), a company limited by shares incorporated under the laws of the Republic of China, Liberty Diversified International, Inc., a corporation existing under the laws of the State of Minnesota, United States of America (“Shareholder”), and Hurco Manufacturing Limited, a company limited by shares incorporated under the laws of the ROC (“Buyer”).

RECITALS

A. Seller, Shareholder and Buyer entered into an Asset Purchase Agreement dated July 14, 2015 (the “Agreement”).

B. The Parties now wish to amend the Agreement in the manner set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2. Amendment to Section 5.2(a). Section 5.2(a) of the Agreement shall be amended and restated in its entirety as follows:

“(a) Within one hundred twenty (120) days following the Closing, Seller shall (i) amend its organizational documents so as to change Seller’s corporate name to a name that does not include the word “Takumi”, "匠澤" or any variations thereof, and (ii) file in all jurisdictions where it is qualified to do business, any documents necessary to reflect such change. At any time and from time to time after the Closing Date, Seller shall execute and deliver to Buyer all consents reasonably requested by Buyer, and shall otherwise reasonably cooperate with Buyer, in order to enable Buyer to use the name “Takumi” and all variations thereof. From and after the Closing Date, Seller shall immediately cease the use of such name or all variations thereof for all business purposes whatsoever; provided, however, that such name may be referred to as a former name in any Tax or other filing required to be made with any Governmental Entity and Seller may use its corporate name in order to collect against customer receivables secured by letters of credit.”

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3. Amendment to Section 8.3. Section 8.3 of the Agreement shall be amended and restated in its entirety as follows:

8.3 Continued Existence of Seller.

Neither Seller nor Shareholder shall permit the occurrence of the dissolution or termination of the existence of the corporate status of Seller for a period of at least twelve (12) months after the Closing Date; provided, however, that the foregoing shall not preclude Seller or Shareholder from taking action prior to such 12-month period intended to lead to the termination of Seller’s existence following such period.

4. Correction to General Representation Indemnity Cap Amount. The reference to “NT$174,375” in Section 8.16(e) of the Agreement is revised and amended to be “NT$17,437,500”.

5. No Other Amendments. Except as amended or modified by this Amendment, the Parties hereby confirm all other terms and provisions of the Agreement.

6. Counterparts. This Amendment may be executed in the original or by telecopy in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amendment No. 1 to Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of each of the Parties as of the date first written above.

TAKUMI MACHINERY CO., LTD.

By:	/s/ Joy Lynn Linsday
Title:	Director

LIBERTY DIVERSIFIED INTERNATIONAL, INC.

By:	/s/ Joy Lynn Linsday
Title:	VP

HURCO MANUFACTURING LIMITED

By:	/s/ Sonja McClelland
Title:	Chairman

[Signature page to Amendment No.1 to Asset Purchase Agreement]